Exhibit h(2)

FIRST AMENDMENT TO

DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of September 5, 2024, by and between Stone Ridge Reinsurance Risk Premium Interval Fund, an investment portfolio of Stone Ridge Trust II and Foreside Financial Services, LLC (together, the “Parties”) is effective as of October 21, 2024.

WHEREAS, the Parties desire to amend the Agreement to reflect an alteration of the language of Section 8 of the Agreement.

WHEREAS, Section 16 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.  Section 8 of the Agreement is hereby deleted and replaced in its entirety by the following:

  8.  Conversions; Dealer Agreement Indemnification.

A.  Conversions. The Client acknowledges and agrees that the Distributor may enter into, assume, or become a party to, certain dealer and/or selling agreements (“Conversion Agreement”) as the result of the conversion of the Client to Distributor from another principal underwriter or distributor. Such Conversion Agreements may contain certain obligations or duties more appropriately allocated to the Funds’ transfer agent, the Funds’ adviser, or one of the Funds’ other service providers. The Client agrees to perform, or cause to perform, any and all duties and obligations under those Conversion Agreements to the extent that such duties and obligations are not required to be performed by the Distributor under the Standard Dealer Agreement (“Non-Standard Duties”).

B.  Non-Standard Dealer Agreements. The Client acknowledges and agrees that the Distributor may enter into dealer and/or selling agreements (“Non-Standard Dealer Agreements”) that contain certain representations, duties, undertakings and indemnification that are not included in the Standard Dealer Agreement, or lack certain representations, duties, and indemnification included in the Standard Dealer Agreement (“Non-Standard Obligations,” and collectively with Non-Standard Duties, “Non-Standard Obligations”). The Client agrees to perform, or cause to perform, all such Non-Standard Obligations under any Non-Standard Dealer Agreement. For the avoidance of doubt, any dealer or selling agreement that materially deviates from the Standard Agreement shall be considered a “Non-Standard Dealer Agreement.”

C.  Indemnification. To the extent that the Distributor (i) assumes, or becomes a party to, any Conversion Agreement, or (ii) after the review and approval by the Client, enters into any Non-

Standard Dealer Agreement, the Client shall indemnify, defend and hold the Distributor Indemnitees free and harmless from and against any and all Losses that any Distributor Indemnitee may incur arising out of or relating to (a) any failure to perform any Non-Standard Obligations under any Conversion Agreement or Non-Standard Dealer Agreement; (b) any representations made by the Distributor in any Non-Standard Dealer Agreement or Conversion Agreement to the extent that the Distributor is not required to make such representations in the Standard Dealer Agreement; (c) any indemnification provided by the Distributor under a Conversion Agreement or Non-Standard Dealer Agreement to the extent that such indemnification is beyond the indemnification that the Distributor provides to intermediaries in the Standard Dealer Agreement. In no event shall anything contained herein be so construed as to protect the Distributor Indemnitee against any liability to the Client or its shareholders to which such Distributor Indemnitee would otherwise be subject by reason of its willful misfeasance, bad faith, or gross negligence in the performance or reckless disregard of its obligations or duties under the Non-Standard Dealer Agreement to the extent that such duties and obligations are the responsibility of the Distributor in the Standard Dealer Agreement.

3.  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

Stone Ridge Reinsurance Risk Premium Interval Fund, an investment portfolio of Stone Ridge Trust II		Foreside Financial Services, LLC

By:	/s/ Lauren Macioce	By:	/s/ Teresa Cowan
Name:	Lauren Macioce	Name:	Teresa Cowan
Title:	Secretary	Title:	President
Date:	October 25, 2024	Date:	October 25, 2024